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                                                                   Exhibit 10.11

Craig McClelland shall be provided with executive office space and related services for a period of up to 7 years following his retirement. The need to continue these services should be revisited at the end of this period. The specific arrangements that will be provided are listed below.

              1.  Office Space

                  Provision for and reimbursement of the cost of rental space and related services for a private office including separate secretarial space. Under no condition will such space be in the same town or building as corporate headquarters.

              2.  Secretarial Service

                  The Company will provide secretarial service for this period or, if this is not necessary, reimbursement for the cost of a temporary/part-time secretary as may be required.

              3.  Office Furniture and Files

                  The Company will move Craig's office furniture and files, of his choosing, and at the end of the period stated above provide him with the option of purchasing any or all of the furniture at its depreciated value.

              4.  Telephone

                  Reimbursement for reasonable telephone service.

              5.  Office Equipment/Supplies

                  The company will provide and install the following office equipment at Craig's request.

                           -                 Personal Computer and
                                              Laser Jet Printer
                           -                 Fax Machine
                           -                 Copy Machine
                           -                 Normal Office Supplies

At the end of the seven year period, Craig will have the option of purchasing this equipment at its depreciated value.

Reimbursed costs, plus the allocation for secretarial service, will result in imputed income and the Company will issue, at year-end, the appropriate tax information forms.





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